SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549



                               FORM 8-K

                            CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934


                             April 1, 1997
           Date of Report (Date of Earliest Event Reported)



                 American Electric Power Company, Inc.
        (Exact Name of Registrant as Specified in its Charter)



New York                         1-3525                      13-4922640
(State or other jurisdiction of  (Commission              (IRS Employer
incorporation or organization)   File Number)       Identification No.)



                           1 Riverside Plaza
                         Columbus, Ohio 43215
     (Address of principal executive offices, including zip code)


                             (614)223-1000
         (Registrant's Telephone Number, including area code)



ITEM 5.    OTHER EVENTS.


     On April 1, 1997, American Electric Power Company, Inc. ("AEP") and Public Service Company of Colorado ("PSCo") announced that Yorkshire Holdings plc ("Yorkshire Holdings"), a joint venture among AEP and PSCo, declared the cash tender offer to purchase all the outstanding and to be issued shares of Yorkshire Electricity Group plc ("Yorkshire Electricity") wholly unconditional in all respects and, thereby, is committed to purchase all the outstanding shares of Yorkshire Electricity. Reference is made to AEP's Current Report on Form 8-K dated February 24, 1997, regarding the announcement of the offer to acquire Yorkshire Electricity.

     As of April 9, 1997, valid acceptances of Yorkshire Holdings' offer to purchase shares of Yorkshire Electricity had been received representing 144,280,070 shares or approximately 90.66% of Yorkshire Electricity's issued share capital. Under the provisions of the United Kingdom's Companies Act 1985, Yorkshire Holdings intends to exercise its rights to acquire, under the terms of the offer, the remaining shares in Yorkshire Electricity in respect of which acceptances of the offer have not been received.

     Total consideration to be paid by Yorkshire Holdings is estimated to be approximately $2.4 billion (1.5 billion pounds sterling). Yorkshire Holdings is a wholly-owned subsidiary of Yorkshire Power Group Ltd. ("Yorkshire Power"), which is equally owned by subsidiary companies of AEP and PSCo. The acquisition will be financed by Yorkshire Power through a combination of approximately 25% equity and 75% debt, including the assumption of the existing debt of Yorkshire Electricity. The funds for the acquisition will be obtained from AEP's and PSCo's investment in Yorkshire Power of approximately $360 million (220 pounds sterling) each, with the remainder to be obtained by Yorkshire Power through the issuance of non-recourse debt. Yorkshire Power will, in turn, fund Yorkshire Holdings for the purpose of the acquisition.



                              SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 AMERICAN ELECTRIC POWER COMPANY, INC.


                                 By:_/s/ G. P. Maloney_____
                                           G. P. Maloney
                                           Vice President


Dated:  April 15, 1997